Exhibit 99.1

Event ID:   1637555

Culture:   en-US

Event Name: Q3 2007 Shuffle Master, Inc. Earnings Conference Call

Event Date: 2007-09-10T21:00:00 UTC

C: Mark Yoseloff;Shuffle Master, Inc.;Chairman, CEO

C: Rich Baldwin;Shuffle Master, Inc.;SVP, CFO

C: Jerry Smith;Shuffle Master, Inc.;SVP, General Counsel

P: Joe Greff;Bear, Stearns & Company;Analyst

P: Amit Kapur;Gabelli & Company;Analyst

P: Todd Eilers;Roth Capital Partners;Analyst

P: Bill Lerner;Deutsche Bank Securities;Analyst

P: Ralph Schackart;William Blair & Company;Analyst

P: Ryan Worst;Brean Murray, Carret & Company;Analyst

P: Operator;;

+++ presentation

Operator: Greetings, ladies and gentlemen, and welcome to the third quarter earnings conference call for Shuffle Master Gaming.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Jerry Smith, Senior Vice President and General Counsel for Shuffle Master Gaming. Thank you, sir, you may begin.

Jerry Smith: Thank you. Good afternoon. I’m Jerry Smith, Senior Vice President and General Counsel of Shuffle Master.

With me today are Mark Yoseloff, Chairman of the Board and Chief Executive Officer of Shuffle Master, Paul Meyer, our Chief Operating Officer and President, and Rich Baldwin, our Senior Vice President and Chief Financial Officer.

Today’s conference call is being simultaneously webcast through our Web site and will also be archived for the next 30 days.

During today’s call, various remarks we make about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations.

We will also be discussing certain financial measures such as adjusted EBITDA which represents a non-GAAP financial measure. The importance of this measure to investors as well as reconciliation to the most directly comparable GAAP measure can be found in our prior public filings and in our third quarter 2007 10-Q as well as in today’s press release which was issued shortly before this conference call announcing our third quarter results.

Now, I’ll turn the call over to our CEO, Mark Yoseloff.

Mark Yoseloff: Thanks, Jerry.

We’re pleased with our third quarter results and our progress in several key operating metrics. Total quarterly revenue of $45.1 million represents an 11% year-over-year increase and a moderate increase over the prior sequential quarter.

More importantly, however, and more meaningful for the longer-term is the fact that we have made excellent progress increasing our footprint of leased products, particularly North America.

Our installed base of leased shufflers increased to 211 units on a sequential basis, our single largest quarterly increase since Q2 of fiscal 2005. We also netted an additional 69 leased proprietary table games during the quarter which brings our total net placements for the first nine months to 322 tables versus 73 tables for all of fiscal 2006.

We also made excellent progress on electronic table game placement. At quarter’s end we had just over 1,000 leased seats in the market, a sequential quarter increase of 60% and a year-over-year increase of over 300%.

The primary driver of this growth is placement of our Table Master seats in North America, where 60% of the installed base is under some form of recurring revenue arrangement, versus just 28% at this time last year.

As a result of increases in our lease base in all business segments, revenue continues to be robust despite the fact that we have reduced our reliance on the sale of equipment and games, particularly in North America. However, earnings continue to lag prior year levels due in large part to a greater mix of recurring lease revenue versus outright sales, combined with non-cash items having a larger impact than in past quarters.

Management is committed to building sustainable long-term value and in order to continue to build on this business model, we must be willing to sacrifice short-term profitability from time to time as we make progress toward this longer-term goal.

I’d like to now turn the call over to Rich for more detailed analysis of the numbers.

Rich Baldwin: Thanks, Mark.

For the current quarter revenue, adjusted EBITDA, and GAAP EPS from continuing operations totaled $45.1 million, $12.3 million, and $0.08 respectively.

Net cash provided by operating activities totaled $30.9 million for the current year, representing an 8% increase over last year. Our cash balances at July 31 totaled $16.1 million, a significant increase from the prior sequential quarter cash balances of $7.1 million.

Lastly, net debt as of July 31, net debt being calculated as total debt less available cash and cash equivalents, totaled $210.2 million versus $219.9 million at the end of Q2 ‘07.

Turning to our segment results. Total Utility Products segment revenue of $18.9 million increased slightly over last year, but down sequentially primarily due to significant shuffler shipments for new casino openings in Macau in the prior quarter, and as anticipated, fewer conversions from leased shufflers to sold shufflers.

Utility Products lease revenue of $6.3 million, which equaled the previous quarterly record established in Q4 of 2005, increased sequentially and year-over-year due to a net increase of 257 leased shufflers over last year, and 211 sequentially.

Consistent with our renewed emphasis on leasing versus selling, we are experiencing a significant decrease in shuffler conversions. Conversion activity totaled 332 units in the prior year quarter versus just 24 units in the current quarter. For the ninth months ended July 31, 2006 conversion activity totaled 858 units versus 377 units this year.

Entertainment Products segment revenue of $26.2 million for the quarter increased approximately 19% over last year, primarily due to the $15.7 million contribution from the Stargames product line compared to $8.7 million in the prior year period.

Also contributing to the increase was an approximate $670,000 license fee from Delta Rangers/Guardian Gaming for the use of our proprietary table game content in conjunction with legal Internet gaming sites. Note that this license fee is reflected in Entertainment Products royalty and lease revenue.

Offsetting these increases and in line with our renewed emphasis on leasing versus selling, was a significant decline in lifetime license sales of our live proprietary table games. Lifetime license sale revenue totaled $1.9 million during the current quarter versus $5.9 million in the prior year quarter, or a decrease of 68%. Note that for the current year, lifetime license sale revenue totaled $6 million compared to $10.6 million for the same period last year, a 43% decrease.

Entertainment Products lease and royalty revenue of $8.6 million was a new quarterly record, having increased 20% sequentially and a 31% increase year-over-year, primarily due to the increase in our installed base of our live proprietary table games as well as electronic table game seats. Both proprietary table game lease revenue at $6.3 million and electronic table lease revenue at $1.6 million were also new quarterly records.

Of note, during the first nine months of this year, net lease additions of our live proprietary table games totaled 322 tables, while 179 lifetime licenses were sold during the same period, or a ratio of 1.8 new tables leased for every 1 table sold. This is almost five times as many new leases versus sold tables as we experienced just one year ago when sales exceeded new lease placements by 2.7 to 1.

Further, we continue to make excellent progress on the deployment of our electronic table game products both domestically and internationally. Of particular interest, our electronic table game leased installed base increased over 300% from last year and 60% sequentially.

Turning to margins. Our consolidated gross margins for the current quarter and year-to-date periods are down over last year and can be attributed to several factors.

First, the margin decline primarily resulted from product mix, namely the inclusion of the results of Stargames. The margins of the Stargames products, primarily the EGM products, are lower than those traditionally experienced in our Entertainment Product segment.

Second, impacting margins is additional depreciation expense and amortization expense of product related intangibles both included in cost of sales and service. Third, on a year-to-date basis, as previously mentioned, we had fewer lifetime license sales than in the prior period which sales represent our highest margin products and thus have a favorable impact on gross profit.

Finally, our leases and royalties margins have also been impacted by the timing of lease installations, introductory pricing and up front installation charges for newly placed electronic table products that are placed on month-to-month operating lease or participation arrangements. These up front costs are incurred at the time of initial installation.

Operating margins were lower primarily due to increased R&D at Stargames and an increase in overall SG&A needed to support our global growth initiatives.

Moving to our balance sheet and cash flow. As mentioned previously, our cash position has increased significantly from the prior sequential quarter, primarily resulting from our focus on improving balance sheet management, which I referenced on our Q2 conference call.

Let me remind you of our main initiatives. First, we’ve been more aggressive on AR collections and more restrictive on providing extending payment terms to our customers. We have also been able to extend our trade payables under the same strategy.

Also, given our renewed focus on leasing versus selling, as you can see on our balance sheet, investments in sales type leases and notes receivables continue to trend lower. Note, however, that our working capital requirements have increased due to our renewed emphasis on our lease versus sales strategy.

The return on invested capital in leased assets is longer-term in nature than on an outright sale. Additionally, the working capital requirements, namely inventory, of our electronic table game products and EGMs are significantly higher than our shuffler and live proprietary table game products, although we are currently exploring opportunities to improve inventory turns.

In terms of cash allocation, growth Cap Ex and debt repayment remain our current priority.

With that, I would like to turn the call back over to Mark.

Mark Yoseloff: Last quarter we outlined the four key initiatives that we believe will drive our long-term strategy. I’d like to now review our third quarter results as they relate to these initiatives.

First, we’ve placed a renewed emphasis on leasing versus selling. Lease revenue’s generally both more predictable and at higher margins than sale revenue. This strategic initiative is currently directed primarily toward North America although we’ve begun some modest leasing programs in other parts of the world and hope to extend these in the future.

Total North American lease revenue for the quarter, excluding Internet related revenue, was a record $13.9 million, or 63% of total North American revenue, again, excluding Internet related revenue. The trend here is extremely positive given that North American lease revenue was 61% of total North American revenue in the second quarter, and only 45% in the year ago quarter. Finally, the gross margin produced by this revenue was 69%.

Our second strategic initiative is to continue development of relevant technology to drive new products across all of our business lines. This has been a strength at Shuffle Master and I believe that we continue to excel in this area.

In order to ensure our future strength in this area, we have as part of a broader reorganization, created the Corporate Products Group headed by me to oversee all of our product creation worldwide. To implement our overall product strategy, we have hired Jim Jackson, an industry veteran with extensive experience to fill the newly created position of Senior Vice President of Research and Development.

Our third initiative is to increase revenue from existing assets in the field by upgrading or adding new value elements to these existing products. Significant progress has been made throughout the organization in providing these new revenue drivers.

Perhaps the simplest example is the replacement cycle for shufflers. Here, each new generation of shufflers provides more features and greater returns to our customers, but the same time also produces more revenue per shuffler for Shuffle Master.

Another value driver which I’ve mentioned in the past is added wagers per existing table games. At the end of the third quarter we had deployed Bad Beat jackpots on 34 existing tables which is 34 more than we had just two quarters ago when we first began offering this item.

Our fourth strategic initiative is to value engineer current designs to reduce manufacturing costs across all product lines. As an example of the progress that was made in this area during the quarter, we have determined a single platform solution for all of our E tables throughout the world.

We expect that this will be implemented within the next year and when it will replace the three platforms currently being used for Table Master, Vegas Star and our Rapid series of games. This lower cost, higher margin and higher performing platform will reduce our manufacturing costs across all E tables.

Finally, I’d like to introduce a new fifth strategic initiative, namely the monetization of non-core assets. In the past, we have on occasion sold non-core assets.

Examples of this were the sale of our slot machine business in 2004 and more recently the sale of our RFID chip patents. We now plan to undertake a careful review of all of our assets with an eye toward utilizing the proceeds from such dispositions to reduce debt.

I would like to now turn to the structural changes we announced today and that we believe will help us accomplish these initiatives. As announced in our press release, we have made a major organizational change at our headquarters in Las Vegas. Specifically, we’ve divided our Las Vegas based operations into two distinct entities, a new profit center called Shuffle Master-Americas and a corporate headquarters group.

Shuffle Master-Americas will now be the Company’s business operations unit in North and South America, just as card fills this role for Europe and Africa, Stargames fills this role for Australia and Asia. This entity will include all functions necessary to sustain and expand the Company’s business within the Americas.

We have named David Lopez to the newly created position of President of Shuffle Master-Americas. David is an extremely capable executive having been with the Company for almost ten years in a variety of roles, with successfully more responsibility in each role.

During this time period, David has managed numerous departments including product management, product development and sales. In these capacities he’s had an important role in the successful launch of such products as the ACE, King and Deck Mate shufflers.

Our corporate headquarters group will also be based in Las Vegas. It will be responsible for overseeing the global execution of approved strategies and initiatives.

In addition to those of us on the call today, this group will consist of the following corporate divisions and their related executives and departments: Corporate finance and accounting, corporate legal licensing and compliance, worldwide marketing, IT, human resources, and our Corporate Product Group.

As I mentioned, the Corporate Product Group, which I referred to earlier in my discussion of our strategic initiatives, will oversee Shuffle Master’s existing and future product line. In addition to several executives responsible for product content and product strategy, Corporate Product Group, as mentioned earlier, will also include Jim Jackson, the Company’s new Senior Vice President of Global R&D.

Jim joins Shuffle Master from Gaming and Technology Consultants and has held numerous executive positions in the gaming supply sector including President and CEO of Sigma Games and Senior Vice President of Gaming Operations at WMS. We welcome him and we’re excited to be strengthening our team while at the same time strengthening our value proposition for our customers.

Generally, I believe that we have made excellent progress in the recently concluded third quarter, both structurally and on each of our strategic initiatives. As we look to fiscal 2008 and beyond, we believe that we will enjoy continued progress and we look forward to updating you on subsequent calls.

And with that, I’d like to open the call for questions and answers.

+++ q-and-a

Operator: Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. (OPERATOR INSTRUCTIONS) One moment, please while we poll for questions. Our first question comes from the line of Joe Greff with Bear, Stearns. Please proceed with your question.

Joe Greff: Good afternoon, guys.

Mark Yoseloff: Hey, Joe.

Joe Greff: The press release has a different format disclosure than the prior press releases. I presume you’re working on the Q and the Q will be filed shortly. Will they have that information in the 10-Q that we used to have before?

Rich Baldwin: Joe, this is Rich.

I think the information you’re referring to, there’s just some installed base schedules and the detailed cash flow statement and all of that will be available in the 10-Q, yes.

Joe Greff: Okay. Is there any reason why you didn’t put it in the press release versus just sticking it in the Q?

Rich Baldwin: Yes, I mean because we’re filing the Q today and that really is our plan going forward, that will have our conference call on the same day we file our 10-Q and just trying to skinny down what goes into the press release because it’s all going to be included in the 10-Q anyway.

Mark Yoseloff: We pay for the release by the word, Joe, so we’re trying to save money.

Joe Greff: That’s good. I’ll add that to the margins for this quarter.

Mark Yoseloff: Okay. Good. It’s still coming out the same day that’s why.

Joe Greff: Okay. And then just this is more of a qualitative question for you, Mark.

You talked about sacrificing short-term profits from time to time to build sustainable long-term value. When do you think we’ll see a more meaningful acceleration, I guess, from an EBITDA perspective? And then how do you kind of see over the next six to, say, 15 months what the drivers are there, whether that’s the Ideal shuffler, whether it’s E table games North America?

And then one final question, Rich, just with regard to placing shufflers and E tables in Macau, both the Venetian and when, how much of a contribution was that in this quarter that you just reported? Thank you.

Mark Yoseloff: Let me address your first question, which has to do with trend. And you know, as we look at the trends and we look at the fact that we’ve either met or exceeded record revenue numbers in every single lease and royalty category this quarter, really for the first time, you know, I’m encouraged as to the rate of acceleration. We haven’t talked, and hopefully at some point soon we’ll be able to talk more quantitatively about the impact of all of this and the growth of EBITDA as a result of it.

You know, it’s not the panacea, if you sell things, then obviously you see that return immediately but I think we’ll see steady progress going forward and that’s what I’m hoping for. And that’s what our forecast tell us is that we’ll see steady and continuing progress as the leased base continues to form and grow.

And so you know, I think over the next, you’re talking about a nine to 15 month horizon and I think a year from now, if I look at the progress we’ve made in just the last three quarters alone, since we said this is strategically important, we’re going to hold the line on selling, we’re going to encourage our customers to lease, if you look at the growth of revenue in the major lease categories, just in those three quarters, it’s amazing.

Now you give us another four or five quarters of that and, you know, you’ll see some very, very good numbers being posted from all of this leasing and renting and the royalties.

As far as contribution of Macau, specific contribution of Macau, it certainly didn’t affect the lease space, but, you know, it’s — some of it’s in the revenue this quarter. I think some of it was actually in last quarter’s revenue as well. Most of the shuffler sales in Macau were in last quarter, Q2.

Joe Greff: Okay.

And then, Rich, easy questions, easy model questions, growth Cap Ex for the quarter, growth Cap Ex for the year and kind of where do you see the tax rate?

Rich Baldwin: Tax rate for the full-year this year, you know, maybe 32, 33%. In terms of Cap Ex, you know, once you actually get the Q, you’ll see there’s quite of bit of detail in there, but for the — just looking right now, Joe.

Cap Ex for the nine months, about $8 million in Cap Ex related to products leased and held for lease, about $2.2 million, just kind of general PP& E. IP purchases, about $2.4 million.

You know, PP&E, I wouldn’t expect that to really grow much beyond kind of the current run rate. You know, the IP can be choppy, just depending on anything that we might be bringing in.

And as far as leased Cap Ex, I would expect that to continue to grow as we emphasize leasing versus selling across shufflers and the E table categories, that Cap Ex should continue to grow.

Joe Greff: Great. Thank you, guys.

Operator: Thank you. Our next question comes from the line of Amit Kapur with Gabelli & Company. Please proceed with your question.

Amit Kapur: Hi. I was wondering if you could comment on the prospects or the probability of any business opportunities in Rhode Island, the jurisdiction itself, if you followed it or have any interest in the state?

Mark Yoseloff: Yes, well, as you may be aware, our electronic tables are, I believe, we have 100% of all the placements in Delaware and Pennsylvania right now for electronic tables. Rhode Island, being another slots-only venue or state, is obviously of great interest to us.

You know, right now we’re looking at some of the regulatory issues in Rhode Island regarding who can provide equipment and we’re looking at the value of the venue to us. I would tell you, also, that on top of Rhode Island, we’re looking at a number of other slots-only locals and believe that our product is extremely well suited for all of them.

Amit Kapur: So the technology that will, can be configured to, I guess, to VLT states versus, if VLTs do come to a slot-only state then can the technology then be sort of adapted to that in a state?

Mark Yoseloff: Certainly it can be. Like any other computer-based slot machine style product, the answer is yes, with some modification it can be.

Amit Kapur: Okay. Great. Thank you.

Mark Yoseloff: You’re welcome.

Operator: Thank you. Our next question comes from the line of Todd Eilers with Roth Capital Partners. Please proceed with your question.

Todd Eilers: Hi, guys, how are you?

Mark Yoseloff: Good, Todd, how are you?

Todd Eilers: Doing all right.

Just a couple quick questions on the expense side, for SG&A ticked up on a sequential basis. I believe you mentioned it had a lot to do with the reorganization. Were there any, I guess, one-time or non-recurring items there and do you anticipate this kind of being a good level sequentially going forward?

Rich Baldwin: Well, you know, there’s, the legal fees, I think as you’re aware, we disclose in our Q, they can be choppy on a quarterly basis just depending on where we’re at with respect to some of the litigation that’s outstanding, particularly on the IP litigation.

Beyond that, you know, I think the — put it this way. In terms of the headcount for the Company both here in the U.S. and at the foreign subs, certainly aren’t expecting any real increases in headcount. So I think the current levels are probably pretty static and then you just have kind of the wild card of legal fees on a quarterly basis.

Todd Eilers: Do you have offhand the legal fees in the quarter?

Rich Baldwin: Give me one second. Pull out of the Q here. On the quarter legal fees about $800,000.

Todd Eilers: Okay. Would you say that’s higher than normal or pretty much in line?

Rich Baldwin: Oh, I’m sorry, that’s an increase. I’m sorry. The increase, it increased by $800,000. The legal fees in the quarter were about $2 million.

Mark Yoseloff: That sounds more —

Todd Eilers: And would you say that —

Rich Baldwin: And that was, so that $2 million is the current quarter. Last year same quarter about 1.2, so an increase of about $800,000.

Todd Eilers: Okay.

And then you guys talked about having a new operating platform for your electronic table games. Can you maybe talk to what you think you can save by combining to a single platform, maybe talk to that a little bit?

Mark Yoseloff: Yes, I’ll be happy to address that. The good news about the new platform is it’s already developed. This is a platform that was developed at Stargames. They spent — so a lot of the R&D money that’s been spent over the last year, 18 months has been spent on developing the platform.

It’s done, it’s actually already approved. Very first approvals coming in in Australia for certain venues. And this is a Linux-based operating system built on what is generally off the shelf hardware by and large. And so the savings are variable related to whether it’s going into Table Master, Rapid games or Vegas Star.

Along with the new platform is a new cabinet and the new cabinet is a cost reduction for our existing cabinetry. So all together we’re going to have something that is a little sleeker, higher performance, definitely much higher performing from a software, graphics, sound capability, all the other stuff, but what we will get is now the capability to make volume purchases of the component parts and the cabinets because they’ll be the building block for every product we do worldwide.

So I can’t quantify the number for you right now but it’s a meaningful savings once we’re up and running. The expectation is we’re about a year away from fully implementing this as our go-forward platform.

Todd Eilers: Okay. Great. That helps. Thanks, guys.

Operator: Thank you. Our next question comes from the line of Bill Lerner with Deutsche Bank. Please proceed with your question.

Bill Lerner: Thanks, guys. A couple questions.

One, Mark or Rich, my sense is there’s probably going to be a disconnect between your view of the value of the shift back to lease and the market sort of sentiment because of the street’s or everyone’s near-term focus on earnings. So to that end do you think you could help us kind of bridge the gap so that we can understand how much control you have there and what the magnitude might have been, whether it’s a revenue metric or a relevant earnings metric had you not decided to hold the line, as you say, Mark? And I just had a couple of quick follow-ups.

Mark Yoseloff: I’d be happy to give you one example. Had we sold the same value of lifetime licenses in Q3 of this year as we did last year, so additional $4 million there, that alone would have resulted in probably close to $0.07 in EPS. And had we sold or converted more shufflers, which are very high margins because they depreciated on our books, we could have easily made another $0.03 or $0.05 or $0.07.

To me at this stage of the game, it’s less about, and I know that this is counter to a lot of short-term market thinking, but it is less about the particular current quarter’s EPS number, which I know has been a big focus, than it is about building a book of business that ultimately is substantially more predictable, substantially better gross margins and puts us in better stead for the future. I’m sure there was some disappointment with the EPS number.

You know, and then you take that and you add to it the fact there’s a lot of non-cash items that go into EPS and so you end up with a number, $0.08. Had we had the same level of selling as we did a year ago, it’s likely that number could have been two or three times higher or more. So I mean, I hope that answers your question.

Bill Lerner: Yes, that’s very helpful, Mark. And then to that end, you know, when do we sort of reach this — get back to this tipping point on visibility so that you can reinstate guidance or maybe you want to not address that right now?

Mark Yoseloff: Let me talk about the issue of guidance, generally. On the last call I provided some five-year guidance, very broad ranges of growth targets and compound annual growth rates in our categories. We’re now refining our ‘08 numbers to finalize our ‘08 budget and what I think we’ll be able to look at is our forecasted growth of lease revenue.

The tricky part is the timing of the chopiness of sales because depending on whether some Macau casino opens later, sooner, twice as big, removes some tables, that affects the sale component of our business. So I think we can maybe provide guidance in a couple of ways and hopefully by the time we get to our next call, and that will be, talk to you about growth rates for the lease business, we can talk about that type of revenue.

We can talk on an annual basis about revenue and earnings generally but to try and break it down quarter by quarter is a little tricky, I think, given the situation that we have this very steady lease business and then on top of that, this sale business with now much greater perturbation. So I hope that we’ll be able to satisfy this need but do it in an intelligent way.

Bill Lerner: Okay. That’s helpful, Mark.

And then one last one from me is just on this, and I don’t know whether the due diligence period precludes you from saying anything on this yet but maybe more broadly, can you talk a little bit about the progressive initiative, you know, what’s the thinking on accretion, immediately, medium-term, if you’re thinking of it that way and then also just strategically?

Mark Yoseloff: Well, let me answer those backwards because strategically is easy. The PGIC Table Game Division represents some very important titles that are doing extremely well, not just here in North America, but even more so in Europe and particularly in Asia, and these will be a great complement to our existing business.

We’ll add I think about 1,000 tables when we complete this acquisition. And because it is an add-on to our existing table game business, as we’re picking up the revenue and we’re picking up some modest expenses, but not a lot of human capital, few people and a very good revenue stream, my expectation is that from an EBITDA and even a GAAP EPS perspective, that this should be accretive from the day we finish the acquisition. We’re in the final process now and hopeful that we’ll be able to complete everything in a reasonable amount of time.

Bill Lerner: Okay. Thanks, guys. Thanks, Mark.

Mark Yoseloff: You’re welcome.

Operator: Thank you. Our next question comes from the line of Ralph Schackart with William Blair. Please proceed with your question.

Ralph Schackart: Good afternoon. How are you guys doing?

Mark Yoseloff: Good, Ralph. How are you?

Ralph Schackart: Good, thanks.

Mark, I was wondering if you could give us perhaps a little bit more color and just sort of the broader pricing trends for the shuffler products and perhaps geographically? It looks like you’re getting a nice little bump here with the movements in next gen shufflers but perhaps a little bit more color would be helpful.

Mark Yoseloff: I’d be happy to do that. The newest shuffler to be introduced is the Ideal single deck shuffler, it replaces our existing Ace shuffler. The Ideal is a real marvel of technology.

What we’re referring to is relevant technology in talking about our strategic initiatives. It does everything practically except boil water at the table. It shuffles twice as fast as its predecessor product.

It reads the playing cards and so you can roll back the hands if there’s a dispute. It even does everything including sorting the decks back into their original order at the end of the shift so that they can be boxed and cancelled without having to have people resort them back to their new order.

All of this technology, on top of which it communicates both directly through an LCD touch screen display on the shuffler and over a network and all of this technology, of course, is not without some cost. The list price of the shuffler is just under $23,000 compared to the Ace shuffler whose list price is around $15,000. And so there’s significant increase but it is more than borne out by the additional features and return to our customer.

We are offering some very attractive, both rental and fixed term lease programs, for the Ideal. By the way, we will start to differentiate at some point between month to month rentals and fixed term leases. But we have a variety of excellent programs for our customers but in all cases, the average lease price, the ALP, or the average sale price if someone is a buyer is going to be substantially higher than the existing product and it’s more than justified by the value this brings to our customers.

Ralph Schackart: Okay. Great.

And then sort of geographically, is there any way you could perhaps give us a little bit more color there as well?

Mark Yoseloff: Well, I’ll tell you that there’s very little price differentiation. A shuffler’s a shuffler and so the prices that we charge around the world are virtually the same.

Ralph Schackart: Great. Looking forward to continued progress on the leasing front, guys.

Mark Yoseloff: Thank you.

Operator: Thank you. Our next question comes from the line of Ryan Worst with Brean Murray, Carret & Company LLC. Please proceed with your question.

Ryan Worst: Thanks. Good afternoon, guys.

Mark Yoseloff: Hi, Ryan.

Ryan Worst: Just, Rich, on the corporate expense side, you mentioned legal fees. Is that the main difference between, if I look at corporate expense sequentially as well from last quarter to this quarter, it looks like it was up $1 million. Is that mostly due to legal fees as well?

Rich Baldwin: I would say probably primarily, yes.

Ryan Worst: Okay.

And then Mark, could you expand on that fifth strategic initiative that you mentioned, how far along are you in the process of maybe selling some non-core assets and when do you — when could we expect to hear news on that front?

Mark Yoseloff: I would say we’re in the evaluating stage right now. We’re not in the actively selling stage necessarily. And, you know, this range is from everything from old used equipment in our warehouse that we might not need that’s not been written off yet to bigger assets that we’re thinking about and this is an unfolding story that we’ll be talking more about in the next couple of quarters.

Ryan Worst: Okay. And then also is there anything new on the distribution front in Asia?

Mark Yoseloff: I would say that we’re getting close, we’re working on some agreements there but nothing we can talk about today.

Ryan Worst: Okay. Great. Thanks.

Operator: Thank you. (OPERATOR INSTRUCTIONS) We do have a follow-up question from the line of Joe Greff from Bear, Stearns. Please proceed with your question.

Joe Greff: Mark, Rich, are you seeing now or do you anticipate seeing any slowdown from your customers who are going through a go private transaction?

Mark Yoseloff: I’m thinking about them and I would say no, not really. We have initiatives under way with at least a couple of the big operators who are in the midst of go private transactions. I think it’s mostly business as usual.

You know, whether it’s leased goods or rented goods which have — as far as the total size of those companies, our impact is not that great. And, you know, we’re in the part of the business where our products have easily demonstrable returns and immediate returns to our customers.

I can’t tell you if we’re doing any more or less selling to them because generally we have not been quoting sales prices on a lot of things to those customers. So, but the answer is no, business seems to be as usual. Lots of same meetings, same discussions. Everything seems to be in good shape.

Joe Greff: Great. Thank you.

Mark Yoseloff: You’re welcome.

Operator: Thank you. (OPERATOR INSTRUCTIONS)

Mark Yoseloff: I see there are no more callers so I want to thank everyone for joining us today and look forward to speaking to you in the future. And with that, I’ll bring the call to an end. Thank you.

Operator: Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.